Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Echo Global Logistics, Inc. 2015 Inducement and Retention Stock Plan for Command Employees of our reports dated February 26, 2015, with respect to the consolidated financial statements and schedule of Echo Global Logistics, Inc., and the effectiveness of internal control over financial reporting of Echo Global Logistics, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Chicago, Illinois
June 1, 2015